CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Lisa Lilienthal, PR for Interface, Inc. 404-661-3679

FOR IMMEDIATE RELEASE

INTERFACE REPORTS FIRST QUARTER 2013 RESULTS

ATLANTA, Georgia, April 24, 2013 – Interface, Inc. (Nasdaq: TILE), a worldwide floorcoverings company and global leader in sustainability, today announced results for the first quarter ended March 31, 2013.

“Even though the first quarter is seasonally our slowest period, our Americas division jumped out to a strong start by posting a record number for first quarter sales,” said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  “The revenue gains in the Americas and a double-digit percentage sales increase in Southeast Asia were offset by weak sales in Europe due to a combination of continued economic uncertainty and unusually bad weather in the U.K. at the end of the quarter, and by the impact of the fire at our Picton, Australia plant last summer.  Despite the general malaise in Western Europe, our European division maintained a healthy operating margin, and our supply chain and lead times for servicing Australia are stabilizing in advance of commissioning our rebuilt plant later this year.”

First Quarter 2013 Financial Summary & Highlights
SALES:  Sales for the first quarter of 2013 were $210.4 million, essentially even with sales of $210.0 million in the first quarter of 2012.
•
Our Americas business, up 9% year-over-year, led the sales increase, with strong growth coming in the corporate office segment (up 21%) as well as non-office segments such as hospitality (up 68%), government (up 4%) and healthcare (up 3%).   Sales in our consumer business, FLOR, were up 24% year-over-year for the first quarter, mostly due to the expanded FLOR store channel.

•	Asia-Pacific sales were down 8% overall, with strong growth in Southeast Asia (up 11%) offset by the decline in Australia (down 13%).
•
The European region was down 10% in local currencies, or 9% as reported in U.S. dollars.  Germany finished the quarter with a strong March to pull even with the prior year, and we saw nice activity in emerging markets such as Eastern Europe, the Middle East and India.

OPERATING INCOME:  Operating income in the first quarter of 2013 was $14.0 million, or 6.7% of sales, down from the first quarter of 2012 when it was $16.6 million, or 7.9% of sales, excluding a restructuring and asset impairment charge of $16.3 million.  Including the charge, operating income in the first quarter last year was $0.3 million.  SG&A expenses in the first quarter of 2013 were $57.3 million, or 27.2% of sales, versus $53.9 million, or 25.7% of sales, in the first quarter of 2012.  The increase in SG&A expenses was mostly due to the continued development of our FLOR consumer business and the expansion of our sales force in the U.S.

INCOME FROM CONTINUING OPERATIONS:  The Company reported income from continuing operations of $7.0 million in the first quarter of 2013, which included a one-time tax dispute resolution benefit of $1.9 million.  Excluding the tax dispute resolution benefit, income from continuing operations for the first quarter of 2013 was $5.1 million, or $0.08 per share, compared with income from continuing operations of $6.1 million, $0.09 per share, in the prior year period, excluding the restructuring and asset impairment charge.  Including the charge, loss from continuing operations in the first quarter of 2012 was $6.1 million, or $0.10 per share.

NET INCOME:  The Company reported first quarter 2013 net income of $7.0 million, or $0.11 per share, compared with a net loss in the first quarter last year of $5.9 million, or $0.09 per share, after the restructuring and asset impairment charge.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, “Gross margin finished ahead of the first quarter last year, but was below our target due to under-absorption of fixed costs associated with lower than expected production volumes.  We also made significant investments in operational efficiency in the Americas that should drive up gross margin as production volumes increase.  We held SG&A expenses in line with our expectations while still investing in the specific areas where we’re seeing strong growth, but we didn’t get the aggregate top line number needed to support the overall expense level.”

“Our optimism for the coming months comes primarily from growth in the Americas, which represents about 50% of our global business, as well as in Asia,” concluded Mr. Hendrix.  “The poor business climate in Europe will not be resolved quickly or easily, requiring us to balance the impact of the depressed Western European markets with the opportunity to grow in markets such as Eastern Europe, Scandinavia, Germany, the Middle East, Russia and India.  China sales are expected to expand in the second quarter, and our new plant in Australia should be up and running in the fourth quarter.  Notwithstanding the seasonally slow first quarter, U.S. macroeconomic data such as the architectural billings index and nonresidential construction numbers, along with our positive book-to-bill ratio, remain encouraging for the rest of the year.  Going forward, we look for improvements in sales and gross margin with momentum in the Americas and Asia, further stabilization of our business in Australia before resuming local manufacturing at our rebuilt plant, and reductions in SG&A expenses as a percentage of sales.”

INTERFACE REPORTS FIRST QUARTER 2013 RESULTS

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, April 25, 2013, at 9:00 a.m. Eastern Time, to discuss its first quarter 2013 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://www.media-server.com/m/acs/90fe275ba699af7dbd5a53020fdef171 or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world’s largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Risk Factors” included in Item 1A of the Company~~'s~~ Annual Report on Form 10-K for the fiscal year ended December 30, 2012, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “The ongoing worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings,” ~~“~~We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition,” “Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers,” “Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness, which could have important negative consequences to us,” “The market price of our common stock has been volatile and the value of your investment may decline,” “Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.”  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

INTERFACE REPORTS FIRST QUARTER 2013 RESULTS

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	03/31/13	04/01/12

Net Sales	$210,369	$210,016
Cost of Sales	139,117	139,498
Gross Profit	71,252	70,518
Selling, General & Administrative Expenses	57,258	53,901
Restructuring and Asset Impairment Charges	--	16,316
Operating Income	13,994	301
Interest Expense	6,158	6,653
Other Expense (Income), Net	407	400
Income (Loss) Before Taxes	7,429	(6,752)
Income Tax Expense (Benefit)	432	(655)
Income (Loss) from Continuing Operations	6,997	(6,097)
Income from Discontinued Operations (Net of Tax)	--	163
Net Income (Loss)	$6,997	$(5,934)

Earnings (Loss) Per Share – Basic
Continuing Operations	$0.11	$(0.10)
Discontinued Operations	--	0.00
Earnings (Loss) Per Share – Basic	$0.11	$(0.09)

Earnings (Loss) Per Share – Diluted
Continuing Operations	$0.11	$(0.10)
Discontinued Operations	--	0.00
Earnings (Loss) Per Share – Diluted	$0.11	$(0.09)

Common Shares Outstanding – Basic	66,116	63,443
Common Shares Outstanding – Diluted	66,274	63,443

Orders from Continuing Operations	$222,500	$222,600

Consolidated Condensed Balance Sheets
(In thousands)	03/31/13	12/30/12
Assets
Cash	$65,079	$90,533
Accounts Receivable	113,819	137,313
Inventory	157,519	141,176
Other Current Assets	70,919	61,629
Total Current Assets	407,336	430,651
Property, Plant & Equipment	173,939	165,725
Other Assets	190,932	192,991
Total Assets	$772,207	$789,367

Liabilities
Accounts Payable	$54,563	$56,292
Accrued Liabilities	83,274	97,424
Current Portion of Long Term Debt	8,120	8,110
Total Current Liabilities	145,957	161,826
Senior Notes	275,000	275,000
Other Long-Term Liabilities	52,762	56,839
Total Liabilities	473,719	493,665
Shareholders’ Equity	298,488	295,702
Total Liabilities and Shareholders’ Equity	$772,207	$789,367

INTERFACE REPORTS FIRST QUARTER 2013 RESULTS

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	03/31/13		04/01/12

Net Income (Loss)		$7.0		$(5.9)
Depreciation and Amortization		6.7		7.5
Deferred Income Taxes and Other Items		1.4		(3.2)
Change in Working Capital
Accounts Receivable	21.9		31.9
Inventories	(17.1)		(3.8)
Prepaids and Other Current Assets	(10.3)		(4.3)
Accounts Payable and Accrued Expenses	(18.6)		2.1
Cash Provided by (Used in) Operating Activities		(9.0)		24.3
Cash Used in Investing Activities		(15.4)		(11.4)
Cash Provided by (Used in) Financing Activities		(0.8)		(1.2)
Effect of Exchange Rate Changes on Cash		(0.3)		0.7
Net Increase (Decrease) in Cash		$(25.5)		$12.4

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures
(In millions, except per share amounts)

Three Months Ended 03/31/13
Income from Continuing Operations Excluding Tax Dispute Resolution	$5.1
Tax Dispute Resolution	1.9
Income from Continuing Operations, As Reported	$7.0

Three Months Ended 03/31/13
Earnings per Share from Continuing Operations Excluding Tax Dispute Resolution	$0.08
Tax Dispute Resolution	0.03
Earnings per Share from Continuing Operations, As Reported	$0.11

Three Months Ended 04/01/12
Operating Income, Excluding Restructuring and Asset Impairment Charges	$16.6
Restructuring and Asset Impairment Charges	(16.3)
Operating Income, As Reported	$0.3

Three Months Ended 04/01/12
Income (Loss) from Continuing Operations Excluding Restructuring and Asset Impairment Charges	$6.1
Restructuring and Asset Impairment Charges (Net of Tax of $4.1 Million)	(12.2)
Income (Loss), from Continuing Operations, As Reported	$(6.1)

INTERFACE REPORTS FIRST QUARTER 2013 RESULTS
Three Months Ended 04/01/12

Earnings (Loss) Per Share, from Continuing Operations Excluding Restructuring and Asset Impairment Charges*	$0.09
Restructuring and Asset Impairment Charges Per Share, After Tax	(0.19)
Earnings (Loss) Per Share, from Continuing Operations, As Reported	$(0.10)

*Earnings per share excluding Restructuring and Asset Impairment Charges was calculated using a share count of 65,626,000, which is the amount that would have been used had the Company been in an earnings from continuing operations position for the first quarter of 2012.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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